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                            				Exhibit 11.1
                		     COUNTRYWIDE CREDIT INDUSTIES, INC.
        	     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                         				       Three Months            Nine Months
                          			     Ended November 30,    Ended November 30,
                         				     1993      1992 (1)    1993      1992 (1)
                           				 (Amounts in thousands, except per share data)
- ------------------------------------------------------------------------------
Primary

  Net earnings                     $42,961    $37,786    $132,317    $100,981
  Preferred stock dividend
   requirement                         -          899         732       2,769

                                   __________________________________________
  Net earnings applicable to
   common stock                    $42,961    $36,887    $131,585     $98,212
                            				   ==========================================

  Average shares outstanding        60,584     53,622      58,704      53,305
  Net effect of dilutive stock
   options --  based on the
   treasury stock method using
   average market price              1,181      1,308       1,205       1,276
                            				    _________________________________________
	Total average shares               61,765     54,930      59,909      54,581
                            				    =========================================
  Per share amount                   $0.70      $0.68       $2.20       $1.80
                            				    =========================================

Fully diluted

  Net earnings applicable to
   common stock                    $42,961    $37,786    $132,317    $100,981
                            				   ==========================================

  Average shares outstanding        60,584     53,621      58,704      53,305
  Assumed conversion of convertible
   preferred shares                    -        6,300       1,751       6,512
  Net effect of dilutive
   stock options -- based on the
   treasury stock method using the
   closing market price, if higher
   than average market price         1,181      1,320       1,205       1,366
                            				   __________________________________________
	Total average shares               61,765     61,241      61,660      61,183
                            				   ==========================================
  Per share amount                   $0.70      $0.62       $2.15       $1.65
                            				   ==========================================

(1)  Adjusted for a 5 percent stock dividend effective March 30, 1993.
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